Babcock & Wilcox Enterprises, Inc.
Long-Term Cash Incentive Plan (“LTCIP”)
Summary Guide (2024)
Effective January 1, 2024

This Guide provides only a summary of key elements and the administration of The Babcock & Wilcox Long Term Cash Incentive Plan. Please be advised that this document and the financial goals set forth in this guide are strictly confidential and should not be disclosed outside of the company.

Participation
Participation is limited to identified employees of Babcock & Wilcox Enterprises, Inc. (“B&W”) and its subsidiaries. Eligibility in the Long-Term Cash Incentive Plan is determined in the sole discretion of the B&W CEO or the Compensation Committee of the Board of Directors and the participant’s target bonus under the plan is determined based on a function of their January 1, 2024 salary (Please see LTCIP letter of eligibility for specific target bonus amount). Any changes in the participants role or job function which may impact eligibility for participation in the LTCIP will be addressed on an individual basis and communicated by management at the time of the role change. The Compensation Committee of the Board of Directors reserves full discretion over eligibility and payout. Your participation in the LTCIP does not confer any contractual right, either express or implied, to continued employment with the company.

Performance Targets (“Targets”):
The LTCIP Targets are listed below with the first two years equally weighted and the third criteria representing the vesting requirement:
2024 Adjusted EBITDA Target – $100,000,000
2025 Adjusted EBITDA Target – $100,000,000
Participant retention through December 31, 2026

Performance Metric Breakdown:

Performance Target	Performance Period	Metric Weighting
$100M Adjusted EBITDA	Fiscal Year ended December 31, 2024	50%
$100M Adjusted EBITDA	Fiscal Year ended December 31, 2025	50%
Continued Employment	January 1, 2024 – December 31, 2026	-

Administrative Matters
LTCIP performance period is January 1, 2024 to December 31, 2026.

LTCIP vests on December 31, 2026 assuming participant remains actively employed with the company. Partial payouts may occur in 2025 and 2026 if 2024 and 2025 Targets are met, respectively.

Clawback Provision – If the participant’s employment is terminated prior to January 1, 2026 and the participant has received partial payment or payments as described above, the participant will owe all payments received under the LTCIP back to B&W within 10 days of the date of termination. This does not apply if termination is due to death or disability, or reduction in force as described below.

In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement is subject to the B&W Dodd-Frank Clawback Policy adopted November 7, 2023 which provides for the cancellation or forfeiture of a payout or the forfeiture and repayment to the Company of any amount issued under and/or any other benefit related to an Award, or other provisions intended to have similar effect, upon such terms and conditions as may be required by the Compensation Committee of the Board of Directors or under Section 10D of the Exchange Act and any applicable listing standards (collectively, the “Dodd-Frank Rules”).

Participant must be employed by B&W or a subsidiary on the date of payment to receive LTCIP payment. LTCIP eligibility is terminated with any of the following events:
-Death
-Disability
-Job/ role change to a role not considered eligible in the sole discretion of management
-Voluntary termination
-Retirement at age 65 or older or under a qualified defined benefit pension plan (as determined by B&W)

Reduction in Force (RIF) – Participants whose employment is terminated due to a RIF may be eligible for prorated payout and exempted from the claw back provision based on term date and achievement of goals at sole discretion of management.